Exhibit 77Q1(a.1)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

          The undersigned, being at least a majority of the Trustees of the Lord Abbett Securities Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby establish, pursuant to Section 5.3 of the Declaration, a new class of shares for the series of the Trust named Lord Abbett Growth Leaders Fund, to be designated as Class B shares of such series. Any variations between the new class and the existing classes of the Trust as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, and conditions under which such classes shall have separate voting rights, shall be set forth in the Declaration or elsewhere determined by the Board of Trustees of the Trust.

          This instrument shall constitute an amendment to the Declaration.

          IN WITNESS WHEREOF, the undersigned have executed this instrument this 13th day of September, 2012.

/s/ Robert S. Dow	/s/ Daria L. Foster

Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ Robert B. Calhoun, Jr.

E. Thayer Bigelow	Robert B. Calhoun, Jr.

/s/ Evelyn E. Guernsey	/s/ Julie A. Hill

Evelyn E. Guernsey	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff

Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis

James L.L. Tullis